Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 18, 2023
Registration Statement Nos. 333-253034 and 333-253034-01

$1 billion Verizon Master Trust (VZMT), Series 2023-2 (Device Payment Plans)

Joint Bookrunners:	RBC (str), BofA, Citi, MIZ
Co-Managers:	Scotia, US Bancorp
DE&I Coordinator:	RBC
DE&I Co-Managers:	Great Pacific, Mischler, Siebert Williams

CLS	SIZE(mm)	WAL	S/F	P-WIN	E-FIN/ARD	BENCH	SPRD	YLD	CPN	PX
A	891.01	1.99	AAA/AAA	24-24	04/21/25	I-CRV	+ 75	4.941	4.89	99.99843
B	68.12	1.99	AA/AA+	24-24	04/21/25	I-CRV	Retained
C	40.87	1.99	A+/AA-	24-24	04/21/25	I-CRV	+ 125	5.441	5.38	99.99952

-The transaction formally announced on Monday, April 17th

Expected Pricing:	PRICED	Offered Amount:	$1,000,000,000
Expected Settle:	04/25/23	Registration:	Public/SEC-Registered
First Payment Date:	05/22/23	ERISA Eligible:	Yes
Ratings:	S&P / Fitch	RR Compliance:	US-Yes, EU-No, UK-No
Bloomberg Ticker:	VZMT 2023-2	Pricing Speed:	N/A - Soft Bullet
Bloomberg SSAP:	"VZMT20232"		04/21/2025 Anticipated Repayment Date (ARD)
B&D:	RBC	Min Denoms:	$1k x $1k

----- CUSIPs ------ ISINs ------------
A 92348K BL6	US92348K BL61
B 92348K BM4	US92348K BM45
C 92348K BN2	US92348K BN28
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-MARKETING MATERIALS-
Preliminary Prospectus/Supplement and Free Writing Prospectus (attached)
Investor Presentation:	www.dealroadshow.com;	Password:	"vzvalue"
IntexNet Dealname:	"RBCVZMT2302_2YR_UPSIZE"	Password:	"6X7U"

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.